Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Second Amended and Restated 2005 Incentive Stock Plan of ev3 Inc., the FoxHollow Technologies, Inc. 2004 Equity Incentive Plan and the FoxHollow Technologies, Inc. 1997 Stock Plan, of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of ev3 Inc., ev3 Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ev3 Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
October 3, 2007